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                                                                   EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT ("Agreement") is made as of this 1st day of May 1996 between NETGUARD TECHNOLOGIES, a California corporation, with its principal office at 3020 Old Ranch Parkway, Suite 300, Seal Beach, California 90740-2751 (hereinafter referred to as "Employer"), and DONALD ACKERMAN, residing at 755 South Quail Circle, Anaheim, CA 92807 (hereinafter referred to as "Employee").

        SECTION 1.00  EMPLOYMENT DUTIES

        1.01 In consideration of the mutual promises and agreements herein contained, Employer hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

        1.02 Employee shall serve as Executive Vice-President of Employer under the supervision and direction of Employer's CEO and Board of Directors. Employee shall be responsible for the marketing and sales of Employer.

        1.03 The term of this Agreement shall commence as of the first day of May 1996, and shall continue for a period of three (3) years thereafter, subject to earlier termination as provided below:

                A. This agreement shall immediately terminate on the occurrence of any of the following events: (i) circumstances which make it impossible or impracticable for the business of Employer to be carried on; (ii) Employer becoming insolvent, filing a petition in bankruptcy or a similar proceeding, having a receiver appointed, being reorganized or declared a bankrupt, or making a general assignment for the benefit of creditors; or (iii) the death of Employee.

                B. Employer may at any time upon notice of termination to Employee terminate this Agreement for cause. The term "cause" as used herein shall mean willful and persistent inattention by Employee to the Employee's duties hereunder or any act or acts by Employee amounting to gross negligence to the substantial detriment of Employer; Employee intentionally engaging in any activity which is in direct conflict with the business interest of Employer; willful or serious misconduct on the part of Employee to the substantial detriment of Employer; or any other substantial willful breach of any term or provision of this Agreement by Employee.

                C. In the event Employee becomes temporarily or permanently disabled because of sickness, or physical or mental disability, or any other reason, so that it reasonably appears that he will e unable to perform his duties under this Agreement, Employer shall have the option to terminate this Agreement by giving notice of termination to Employee; provided, however, that any such termination shall not affect Employee's right to receive payments under any insurance coverage provided by Employer pursuant to Sections 3.05 and 6.08 hereof and Employee shall be entitled to full salary and other benefits hereunder during the period of any physical or mental disability through the termination date.
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        1.04 Termination of this Agreement pursuant to any of the provisions of
Section 1.03 hereof shall be without prejudice to any right or remedy which either party hereto may be entitled either at law, in equity, or under this Agreement. Except as otherwise provided herein, in the event of termination of this Agreement, the Employee shall be entitled to the compensation earned by him prior to the date of termination as provided for in this Agreement computed pro rata up to and including that date and Employee shall be entitled to no further compensation as of the date of termination.

        1.05 Employee agrees that to the best of his ability and experience he will at all times loyally and conscientiously perform all duties and obligations either expressly or implicitly required of him by the terms of this Agreement and will devote to the performance of such duties full working time, attention and energies.

        1.06 Upon expiration or earlier termination of this Agreement for any reason, including, without limitation, termination for "cause" as provided in
Section 1.03B hereof, Employer agrees to indemnify and hold harmless Employee for and against all suits, claims, liabilities, losses, damages, costs and expenses (including legal expenses) allege, charged or otherwise asserted against or suffered or incurred by Employee in respect of any debts, obligations, financial commitments or other liabilities of Employer or any of its subsidiaries or affiliates which at the time of such expiration or termination had been endorsed, guaranteed or secured by Employee, acting in his personal capacity, or by any of Employee's personal assets.

        SECTION 2.00 COMPENSATION

        2.01 As compensation for services rendered under this Agreement, Employee shall be entitled to receive from Employer a salary of One Hundred Fifty-Thousand Dollars ($150,000) per year, payable in semi-monthly or other convenient installments during the period of employment, prorated for any partial employment period. Employee agrees that for the first six (6) months of employment that Employer may accrue $4,000 a month of the Employee's salary. This accrual will be paid to Employee starting in the seventh month and will be paid in six monthly installments. In addition to the above salary, the employee shall be paid two (2%) of the net sales of the company, paid quarterly, on such further terms and conditions as Employer and Employee shall agree in writing within thirty days of the date of this Agreement. The Employer agrees to provide to Employee an Incentive Stock Option in the amount of 300,000 shares of common stock, on such general terms and conditions as set forth herein and such further terms and conditions as Employer and Employee shall agree in writing within thirty days of the date of this Agreement. Said option will be a six (6) year option exercisable at one dollar and fifty-cents ($1.50) per share. If Employer has cumulative earnings (EBITDA) of $1,000,000 then the Employee may exercise 100,000 shares. If Employer has cumulative earnings (EBITDA) of $2,000,000 the employee may exercise an additional 100,000 shares and if Employer has cumulative earnings (EBITDA) of $3,000,000 Employee may exercise all options. The options will allow for customary provisions relating to anti-dilution, piggy-back registration rights on Form S-8 for the underlying shares.


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        2.02 The basic salary provided in Section 2.01 hereof shall be adjusted annually to reflect the increase, if any, in the cost of living by adding to such basic salary an amount obtained by multiplying the basic salary by the percentage by which the level of the Consumer Price Index for all Urban Consumers, Los Angeles-Orange County Area, All items average (1996 = 1000 (or, if such Index is not published, by an equivalent Index), as reported for the last day of the applicable twelve (12) month period from the effective date of this Agreement by the Bureau of Labor Statistics of the United States
Department of Labor, has increased over its level as of the day preceding the commencement of said twelve (12) month period; but, in any event, no adjustment to the basic annual salary shall be made unless such adjustment would equal or exceed fifteen percent (15%).

        2.03 Employee shall be paid such additional compensation, if any, from Employer for services rendered hereunder as may be determined in the sole discretion of Employer as and for bonuses and/or merit increases based on Employer's evaluation of Employee's performance under this Agreement.

        SECTION 3.00 BENEFITS

        3.01 Employee shall be entitled to a vacation of four (4) weeks with full pay during each twelve (12) month period during the term hereof. Such vacation shall be taken at a time selected by Employee, work permitting. In addition, Employee shall be entitled to up to twenty (20) days during each twelve (12) month period during the term hereof as sick leave with pay. Additional sick leave with pay may be granted at the discretion of Employer. Employee shall be further entitled to eleven (11) holidays during each twelve
(12) months period during the term hereof. Employer may select up to six (6) fixed holidays and the rest may be taken by Employee at any time work permitting.

        3.02 If Employee for any reason whatsoever becomes temporarily or permanently disabled, so that he is unable to perform his duties hereunder and this Agreement is terminated by Employer as provided in Section 1.03C hereof, Employer agrees to pay him one hundred percent (100%) of his annual salary and fringe benefits hereunder, for a period of twelve (12) months, payable in the same manner as his salary, and for an additional twelve (12) months, at fifty percent (50%) of his annual salary and one hundred percent (100%) of fringe benefits, payable in the same manner as his salary. After said period, he shall be entitled to whatever disability income benefits are payable under Section
3.06 hereof, and said benefits under the policy shall be fully assigned to him in the event of permanent disability. "Permanent disability" for this purpose shall be as defined under the disability income policy provided for Employee by Employer.

        3.03 In the event that Employee shall die during the term hereof, Employer agrees to immediately pay three (3) years' basic salary in effect at the death of said Employee, payable in thirty-six (36) equal monthly installments, to Employee's surviving spouse, provided they are legally married and living together at the date of Employee's death. If Employee does not have

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such a wife surviving, said sum shall be payable to his estate, or otherwise if
Employee writing shall designate the person or persons to receive same in a written instrument delivered to Employer prior to Employee's death in such portions designated. If no such written designation shall be on file, the entire sum shall be payable to the Employee's estate. Employer shall maintain a life insurance policy on Employee in such amount as to provide Employer funds to meet its obligation under this Section 3.03.

        3.04 Employer shall provide employee with the use of a mutually agreeable automobile with optional equipment of Employee's selections. Such automobile shall at no time be older than two (2) years. Employer shall pay all operating expenses of auto and shall procure and maintain an automobile liability policy, with such coverage as Employer shall reasonably desire, for personal liability and property damage.

        3.05 Employer agrees to include Employee in the hospital, surgical, and medical benefit plan adopted by Employer and agrees under a supplemental medical reimbursement plan to reimburse Employee for all medical, dental and hospital bills incurred by Employee for himself and for his wife and those of his children qualifying as his dependents under the Internal Revenue Code of 1986, as amended, up to a total sum of Twenty-Five Thousand Dollars ($25,000) per calendar year or pro rata portion thereof. Employer further agrees to pay such bills directly, rather than to reimburse Employee for payment, on demand by Employee but only if the bills are submitted in advance to Employer for its approval; provided, however, that all such reimbursements or direct payments by Employer shall be limited to that portion of such bills, if any, which will not be paid by insurance under Employer's plan or covered by Employee under an individual plan. However, if Employee has an individual plan and pays premiums thereunder, he shall be entitled to reimbursement under this plan for such premiums which shall be included in said maximum of Twenty-Five Thousand Dollars ($25,000) per year. There shall be no carryover of amounts not reimbursed to any subsequent year or years.

        3.06 Employer, in recognition of the loyalty of Employee, agrees to provide a disability income plan to purchase policy or policies of disability of Employee beyond one (1) year, in the amount of Ten Thousand Dollars ($10,000) per month, with such exclusionary periods up to one (1) year as Employer shall desire. In the event of permanent disability under the terms of said policy or policies and the termination of this Agreement Employer shall assign the policies and the benefits thereunder to Employee. Otherwise, the benefits shall be payable to Employer to fund the temporary disability benefits to Employee up to one (1) year under Section 3.02 hereof.

        3.07 Employer, in recognition of the loyalty of Employee, agrees to provide a Five Hundred Thousand Dollar ($500,000) whole life insurance policy, to pay premiums on said policy, with the beneficiary being the designee of Employee. In the event Employee leaves the Employer for any reason the policy shall be fully paid for six (6) months from his termination date. Upon Employee leaving the employ of Employer, Employer shall assign the policy and the benefit thereunder to Employee.


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        3.08  Employer will promptly reimburse Employee for all reasonable business expenses incurred by Employee in promoting the business of Employer, including expenditures for entertainment, gifts, and travel, provided that: (i) each such deduction is of the nature qualifying it as a proper deduction for federal and state income tax returns of Employer; and (ii) Employee furnishes Employer adequate records and other documentary evidence required by federal and state statutes and regulations issued by appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction. Notwithstanding the above, Employer shall retain the right to establish its own rules and regulations, from time to time, as to business expenses which are reimbursable by Employer.

        SECTION 4.00 PROPERTY RIGHTS OF THE PARTIES

        4.01 Employee agrees: (i) to disclose promptly in writing and assign to Employer all inventions, improvements, developments, and discoveries, whether or not patentable or copyrightable, which he may make or conceive either solely or jointly with others during the period of his employment with Employer, (including but not limited to any period prior to the date of this Agreement), whether or not made or conceived during his working hours, that will relate directly or indirectly to any aspect of Employer's business, including but not limited to any system, machine, process, device, composition of matter or ornamental design which Employee now or hereafter during the period of his employment may make, use or sell or which are made or conceived with the use of Employer's time, materials or facilities; (ii) to execute and deliver such documents and to take such action, during and subsequent to his employment by Employer, at his expense but without charge by him to Employer, necessary to assist Employer in every way to obtain and defend letters patent for said inventions in any and all countries and to vest title thereto in Employer, and its successors or assigns; (iii) that any invention which he may disclose to anyone within six (6) months after the termination of his employment or for which he may file application for letters patent within six (6) months after termination of his employment shall be presumed to have been made or conceived during the period of his employment hereunder; provided that if he, in fact, makes or conceives any such invention subsequent to his employment, then such invention shall belong to him and shall be his sole property. Employee assumes the responsibility of establishing that he made or conceived any such invention after the termination of his employment; (iv) in the event that he is assigned by Employer to work for any other company or organization, such employment shall be deemed to be employment by Employer for the purposes of this Agreement; (v) as a matter of record, Employee has given on a separate sheet of paper a complete list of all patentable inventions including a line of description thereof, which he has made or conceived prior to this Agreement and which are not included in this agreement; and (vi) render to Employer a true account of all business done by him for Employer and of all moneys received by him on the account of Employer and pay forthwith all moneys so received to Employer without deduction therefrom except as authorized by Employer.

        4.02 During the term of this Agreement and at all times thereafter, Employee will keep confidential and will not directly or indirectly divulge to anyone nor use or otherwise appropriate

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for Employee's own benefit, or on behalf of any other person, firm,partnership or corporation by whom Employee might subsequently be employed or otherwise associated or affiliated with, any and all customer lists, arrangements with distributors, marketing information or strategies, trade secrets or other confidential information of any kind, nature or description concerning any matters affecting or relating to the business of Employer, any affiliate of Employer or a customer of Employer.

        4.03 During the term of this Employment Agreement, Employee agrees that (i) he will not, directly or indirectly, own an interest in, operate, join, control or participate in, or be connected as an officer, employee, agent, independent contractor, partner, shareholder or principal of any corporation, partnership, proprietorship, firm, association, person or other entity providing services and/or products or a combination thereof which directly or indirectly compete with Employer's business, and he will not undertake planning for or organization of any business activity competitive with Employer's business or combine or conspire with other employees or representatives of Employer's business for the purpose of organizing any such competitive business activity, except the purchase of less than ten percent (10%) of the stock of a publicly traded company which is not affiliated with the Employer; (ii) he will not, directly or indirectly, either for himself or for any other person, firm or corporation, divert or take away or attempt to divert or take away (and after the term of this Employment Agreement, call on or solicit or attempt to call on or solicit) any of Employer's customers or distributors, including but not limited to, those upon whom Employee called or whom Employee solicited or serviced or with whom Employee became acquainted while engaged as an employee in Employer's business; and (iii) he will not, directly or indirectly or by action in concert with others, induce or influence, or seek to induce or influence, (and after the term of this Employment Agreement, call on or solicit or attempt to call on or solicit) any person who is engaged (as an employee, agent, independent contractor or otherwise) by Employer to terminate his or her employment or engagement.

        4.04 Employee acknowledges that, as a key management employee, the Employee will be involved, on a high level, in the development, implementation and management of the business strategies and plans of Employer which shall also consist of such other business, units, divisions, subsidiaries or other entities of Employer as Employer shall determine in its sole discretion from time to time (the "Business"). By virtue of the Employee's unique and sensitive position and special background, employment of the Employee by a competitor of Employer represents a serious competitive danger to Employer and the Business, and the use of the Employee's talent and knowledge and information about Employer or the Business can and would constitute a valuable competitive advantage over Employer and the Business. In view of the foregoing, the Employee covenants and agrees that, if the Employee's employment with Employer is terminated for any reason at any time, for a period of three years after the date of such termination, the Employee will not engage or be engaged, in any capacity, directly or indirectly, including but not limited as employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 1% equity interest in any enterprise the securities of which are publicly traded) in any business entity doing business in



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the United States engaged in competition with any business conducted by
Employer on the date of termination. This covenant not to compete shall survive the termination or expiration of the other provisions of this Employment Agreement. If any court determines that this covenant not to compete, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

        SECTION 5.00 OBLIGATIONS OF EMPLOYER

        5.01 During the term of this Agreement, Employer shall furnish Employee with all proper equipment, offices, stenographic help, and other usual equipment and supplies necessary to perform his duties hereunder.

        5.02 Employer shall indemnify Employee for losses sustained by Employee in direct consequence of the good faith performance of his duties hereunder to the extent permitted under the California General Corporation Law as said statute may from time to time be amended.

        SECTION 6.00 GENERAL PROVISIONS

        6.01 Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change his address by written notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of one day after mailing.

        6.02 This Agreement supersedes any and all other agreements either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledged that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

        6.03 If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.


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        6.04  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        6.05 If Employee dies prior to the expiration of the term of employment, any moneys that may be due him from Employer under this Agreement as of the date of his death shall be paid to his executors, administrators, heirs, personal representative, successor and assigns, provided, however, Employee may attach, as Exhibit "A" hereto, a Designated Survivor of said benefits, and if a designated survivor is other than the surviving spouse, if she survives Employee, then said designation shall be consented to in writing by said spouse.

        6.06 The failure by either party to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

        6.07 The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

        6.08 Employer may elect to purchase Key Man term insurance upon the Employee in the amount of One Million Dollars ($1,000,000) with Employer as beneficiary under such policy. Such insurance would not effect 6.05 hereinabove.

EMPLOYER:                                       EMPLOYEE:

NETGUARD TECHNOLOGIES, INC.


By: /s/ E. BLAINE MANSFIELD                     /s/ DONALD ACKERMAN
    -----------------------                     -------------------
    E. Blaine Mansfield,                        Donald Ackerman
    Chief Executive Officer

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